EXHIBIT 5.1

Our Ref:	GAB/661537.001
Direct:	+1 284 852 3047
E-mail:	greg.boyd@maplesandcalder.com

The Company (as defined below)

14 April 2011

Dear Sirs

Arcos Dorados Holdings Inc. (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have been asked to provide this legal opinion in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, relating to 5,238,235 Class A Shares (the “Shares”) of the Company, with no par value per share, deliverable pursuant to the Company’s Equity Incentive Plan (the “Plan”).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The unanimous written resolutions of the board of directors of the Company dated 14 October 2010, the minutes of the meeting of the board of directors of the Company dated 14 March 2011, the written resolutions of the majority shareholder(s) of the Company dated 25 March 2011 and the minutes of the meeting of the board of directors of the Company dated 6 April 2011 (the “Resolutions”).

1.2	A registered agent’s certificate dated 8 April 2011, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate).

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 14 April 2011 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company's amended and restated Memorandum and Articles of Association registered at the Registry of Corporate Affairs on 17 March 2011.

1.4	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	The Registration Statement.

1.6	The Plan.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.4
That all public records of the Company which we have examined are accurate as to the factual matters contained therein and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete as to the factual matters contained therein and that such information has not since then been altered and that such searches did not fail to disclose any factual information which had been delivered for registration but did not appear on the public records as of the date hereof.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2
The Company is authorised to issue a maximum of 420,000,000 Class A Shares with no par value of which 120,000,000 are in issue and outstanding, and 80,000,000 Class B Shares with no par value all of which are in issue and outstanding.

3.3
The Shares to be issued in accordance with the Plan, when delivered in accordance with their governing instruments and the Company's Memorandum and Articles of Association, and in the manner described in the Plan, will be duly authorised and validly issued, and upon receipt by the Company of adequate consideration therefore will be fully paid and non assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

4.5
In this opinion “non-assessable” means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the Memorandum or Articles of Association of the Company and any liability to repay a distribution under the Act.

4.6
In Section 3.3 of this opinion “delivered” means that the holder of the Shares is no longer subject to any contractual restrictions that were imposed in relation to the rights attaching to the Shares at the time that they were issued.

5	CONSENTS

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder